Exhibit 3.1

CERTIFICATE OF FORMATION

OF

TTEC HOLDINGS, INC.

TTEC Holdings, Inc., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies as follows:

A.  TTEC Holdings, Inc., a Delaware corporation (the “Delaware Corporation”), with its principal place of business at 100 Congress Avenue, Suite 1425, Austin, Texas 78701, was originally incorporated on December 22, 1994 (as “TeleTech Holdings, Inc.”).

B.  The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “TTEC Holdings, Inc.” on May 22, 2026 pursuant to a plan of conversion, under which the Delaware Corporation converted to the Corporation.

ARTICLE I

ENTITY NAME; TYPE

The name of the Corporation is “TTEC Holdings, Inc.” The Corporation is a for-profit corporation.

ARTICLE II

REGISTERED OFFICE; INITIAL MAILING ADDRESS

The address of the Corporation’s initial registered office in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas 75201. The name of its initial registered agent at such address is CT Corporation System. The initial mailing address of the Corporation is 100 Congress Avenue, Suite 1425, Austin, Texas 78701.

ARTICLE III

NATURE OF BUSINESS

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV

CAPITAL STOCK

Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is one hundred fifty million (150,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”), and ten million (10,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

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Section 4.2. Class Voting. Except as otherwise required by this Certificate of Formation, and notwithstanding any provision of the TBOC to the contrary, all classes or series of stock shall only be entitled to vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including in connection with any “fundamental action” or “fundamental business transaction” as defined in the TBOC, unless a vote by any holders of one or more class or series of Preferred Stock is required by the express terms of any class or series of Preferred Stock as provided for in, or fixed pursuant to the provisions of, Section 4.4 of this Article IV.

Section 4.3. Common Stock.

(a)  The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this certificate of formation (this “Certificate of Formation,” which term, as used herein, shall mean the certificate of formation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock), and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the shareholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Formation or pursuant to the TBOC. To the maximum extent permitted by the TBOC, but subject to the rights, if any, of the holders of Preferred Stock as specified in this Certificate of Formation, and further subject to the Bylaws of the Corporation (the “Bylaws”), the vote of shareholders holding a majority of the shares of stock entitled to vote on the matter then outstanding shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any action, including any “fundamental action” or any “fundamental business transaction” as defined in the TBOC.

(b)  Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

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Section 4.4. Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions, and to set forth in a certification of designations filed pursuant to the TBOC, the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including without limitation dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b)  The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Formation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.5. No Preemptive Rights. No shareholder of this Corporation shall, by reason of holding shares of any class of stock of this Corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this Corporation, now or hereafter to be authorized (or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder), other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, or warrants or rights to purchase shares of any class without offering any such shares of any class of such notes, debentures, bonds or other securities, either in whole or in part, to the existing shareholders of any class.

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ARTICLE V

DIRECTORS

Section 5.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.2. Initial Directors; Number of Directors; Election; Term.

(a) The names and addresses of the directors constituting the initial Board of Directors are as follows:

Name		Address
1.	Kenneth D. Tuchman	100 Congress Avenue, Suite 1425, Austin, Texas 78701
2.	Steven J. Anenen	100 Congress Avenue, Suite 1425, Austin, Texas 78701
3.	Tracy L. Bahl	100 Congress Avenue, Suite 1425, Austin, Texas 78701
4.	Gregory A. Conley	100 Congress Avenue, Suite 1425, Austin, Texas 78701
5.	Robert N. Frerichs	100 Congress Avenue, Suite 1425, Austin, Texas 78701
6	Marc L. Holtzman	100 Congress Avenue, Suite 1425, Austin, Texas 78701
7.	Gina L. Loften	100 Congress Avenue, Suite 1425, Austin, Texas 78701

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors shall be fixed solely in the manner provided in the Bylaws.

(c)  Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

Section 5.3. Vacancies. Vacancies in the Board of Directors may be filled in any manner permitted by the TBOC and set forth in the Bylaws, in each case to the extent permitted by the TBOC.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

WRITTEN BALLOT; ACTION WITHOUT MEETING; CUMULATIVE VOTING

Section 7.1. Written Ballot. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

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Section 7.2. Action by Written Consent of Shareholders. Any action required or permitted by the TBOC, this Certificate of Formation, or the Bylaws, to be taken at any annual or special meeting of the shareholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed and dated by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Any such action taken by written consent shall be delivered to the Corporation at its principal place of business or as otherwise provided in the Bylaws. Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

Section 7.3. No Cumulative Voting. Shareholders of the Corporation will not have the right of cumulative voting for the election of directors or for any other purpose.

ARTICLE VIII

SPECIAL MEETINGS; INTRODUCTION OF BUSINESS

Section 8.1. Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, or (to the extent required by the TBOC ) the president, or at the request in writing of the holders of not less than twenty-five percent (25%) of the Corporation’s then outstanding shares of capital stock entitled to vote at such special meeting.

Section 8.2. Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE IX

LIMITATION OF PERSONAL LIABILITY

To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, or the officer’s capacity as an officer, as applicable. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Article IX by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Article IX will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

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ARTICLE X

INDEMNIFICATION

To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the TBOC permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.

ARTICLE XI

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

ARTICLE XII

DERIVATIVE PROCEEDINGS; FORUM SELECTION; WAIVER OF JURY TRIAL

Section 12.1. Derivative Proceedings. The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto. During any time that the Corporation has its Common Stock listed on a national securities exchange (as defined in Section 1.002(55-a) of the TBOC) or has 500 or more shareholders, no shareholder (as defined in Section 21.551(2) of the TBOC) of the Corporation may institute or maintain a derivative proceeding in the right of the Corporation unless such shareholder, at the time the derivative proceeding is instituted, holds at least three percent (3%) of the outstanding shares of the Corporation.

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Section 12.2. Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Business Court in the Third Business Court Division of the State of Texas (the “Business Court”) (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Western District of Texas, Austin Division) shall, to the fullest extent permitted by the TBOC, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or shareholder of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws or as to which the TBOC confers jurisdiction on the Business Court, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Formation or the Bylaws, (v) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, (vi) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of, and have consented to, the provisions of this Section 12.2 of this Article XII, and shall be deemed to have irrevocably and unconditionally agreed that the Business Court shall be the sole and exclusive forum for the resolution of the foregoing disputes to the fullest extent permitted by the TBOC. If any action the subject matter of which is within the scope of this Section 12.2 of this Article XII is filed in a court other than the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Western District of Texas, Austin Division) (a “Foreign Action”) by or in the name of any shareholder, such shareholder shall be deemed to have notice of, and have consented to, (y) the exclusive personal jurisdiction of the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Western District of Texas, Austin Division) in connection with any action brought in any such court to enforce this Section 12.2 of this Article XII and (z) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. The existence of any prior consent to, or selection of, an alternative forum by the Corporation shall not act as a waiver of the Corporation’s ongoing consent right as set forth in this Section 12.2 of this Article XII with respect to any current or future actions or claims. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 12.3. WAIVER OF JURY TRIAL. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING OR HOLDING ANY INTEREST IN SHARES OF STOCK OF THE CORPORATION SHALL BE DEEMED TO HAVE IRREVOCABLY AND UNCONDITIONALLY WAIVED ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ASSERTING AN “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OTHER LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM WITHIN THE SCOPE OF SECTION 12.2 OF THIS ARTICLE XII.

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IN WITNESS WHEREOF, TTEC Holdings, Inc. has caused this Certificate of Formation to be signed by a duly authorized officer of the Corporation on this 22nd day of May, 2026.

By:	/s/ Margaret B. McLean

Name:	Margaret B. McLean

Title:	Corp. Secretary

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